EXHIBIT 2.3
AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS AMENDMENT NO.1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of November 16, 2021, is by and between 2U, Inc., a Delaware corporation (“Buyer) and edX Inc., a Massachusetts nonprofit corporation (“Seller). Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement (as defined below).
RECITALS
WHEREAS, Buyer, Seller and Circuit Sub PBLLC (successor by conversion to, and formerly known as, Circuit Sub LLC), a Delaware public benefit limited liability company, and a wholly owned subsidiary of Seller (the “Company”), entered into that certain Membership Interest Purchase Agreement (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), dated as of June 28, 2021, pursuant to which, as of the Closing, Seller agreed to sell, and Buyer agreed to purchase, all of the issued and outstanding membership interests of the Company, subject to the conditions set forth in the Purchase Agreement.
WHEREAS, In accordance with Section 10.6 of the Purchase Agreement, Buyer and Seller desire to amend the Purchase Agreement as set forth in this Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and Seller hereby agree to amend the Purchase Agreement as follows:
1.Amendments.
(a)The Purchase Agreement is hereby amended to add the following text in bold to Section 2.3(a):
(a) Buyer shall pay to the applicable obligees thereof, on behalf of the Company and Seller and for their account, the amount of all Payoff Indebtedness and Seller Transaction Expenses set forth on the Estimated Closing Schedule (provided, however, that obligations with respect to accrued vacation shall not be paid by Buyer at Closing, but shall instead be paid promptly following the end of the calendar year);

(b)The Purchase Agreement is hereby amended to add the following Section 6.8(e):
(e)  Notwithstanding anything in this Agreement to the contrary, this Section 6.8 shall not apply to employees of Buyer or any of its Affiliates who are seconded to Seller pursuant to that certain Employee Secondment Agreement by and between Seller, the Company and Buyer dated November 16, 2021 (each a “Seconded Employee”), and the term Business Employee shall not include any such Seconded Employee.
(c)The Purchase Agreement is hereby amended to delete the text in Section 7.2(f)(xiv) and replace such text in its entirety with the following text:

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(xiv) the interim balance sheets of Seller as of March 31, 2020 and 2021 and the related activities and changes in net assets and cash flows for quarter and the nine months then ended;
(d)The Purchase Agreement is hereby amended to delete the text in Section 7.2(f)(xvi) and replace such text in its entirety with the following text:
(xvi) the consolidated balance sheets of Seller as of December 31, 2020 and the related statements of activities and changes in net assets and cash flows for the year then ended;
2.Effectiveness of Amendment. Upon the execution and delivery hereof, the Purchase Agreement shall be deemed to be amended as herein above set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Purchase Agreement. The Purchase Agreement and the amendments thereto made by this Amendment shall henceforth respectively be read, taken and construed as one and the same instrument, and such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Purchase Agreement. References in the Purchase Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to June 28, 2021.
3.Complete Agreement. This Amendment, the Purchase Agreement and other Transaction Documents embody the complete agreement and understanding among the Parties with respect to the matters referenced herein and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have been related to the subject matter hereof in any way.
4.Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Purchase Agreement except as expressly provided for in this Amendment, and all other terms, conditions and obligations set forth in the Purchase Agreement shall continue in full force and effect and are hereby reaffirmed by the parties hereto.
5.Miscellaneous. The provisions of Sections 10.1, 10.2, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.13, 10.14, 10.15, 10.17 of the Purchase Agreement shall apply to this Amendment mutatis mutandis.
[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Membership Interest Purchase Agreement as of the date first set forth above.

BUYER:
2U, INC.
By:    /s/ Christopher Paucek
Name:    Christopher “Chip” Paucek
Title:    Co-Founder and Chief Executive Officer

SELLER:
EDX INC.
By:    /s/ Anant Agarwal
Name:    Anant Agarwal
Title:    Chief Executive Officer
[Signature page to Amendment to Membership Interest Purchase Agreement]